Exhibit 11.1

COINCHECK GROUP N.V.
SECURITIES TRADING POLICY

This Securities Trading Policy (“Policy”) contains the following sections:
1.0General
2.0Definitions
3.0Statement of Policy
4.0Other Prohibited Transactions
5.0Certain Limited Exceptions
6.0Pre-clearance of Trades and Other Procedures
7.010b5-1 and Other Trading Plans
8.0Potential Criminal and Civil Liability and/or Disciplinary Action
9.0Broker Requirements for Directors and Executive Officers
10.0Confidentiality
11.0Legal Effect of this Policy

1.0General
1.1Coincheck Group N.V. and its subsidiaries (collectively, the “Company”) has adopted this Policy to prevent insider trading or even allegations of insider trading. Strict adherence to this Policy will help safeguard both the Company’s reputation and integrity and your own. This Policy applies to all of the following (collectively, the “Insiders”), each of whom must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions:
•the Company’s directors, officers, employees and any other persons the Company determines should be subject to the Policy, such as employees of Monex Group, Inc. (“Monex”) that have access to information of, or otherwise provide services to, the Company, contractors, consultants and other temporary employees (collectively, “Company Personnel”);
•the households of Company Personnel (including any person who lives in the household of Company Personnel whether or not a family member), and any family members of Company Personnel who do not live in their household but whose transactions in Company securities are directed by or subject to the influence or control of Company Personnel (e.g., parents or children who consult with Company Personnel before they trade in Company securities); and
•trusts, corporations and other entities controlled by any of such persons.
1.2Securities laws prohibit trading in the securities of a company while aware of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities of a company to which such inside information relates. This includes any communication providing inside information on social media or other internal or external internet platforms. Anyone violating these laws is subject to personal liability and could face significant fines and criminal penalties, including imprisonment. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Company Personnel may come into possession of inside information concerning the Company, its industry, transactions in which the Company proposes to engage, or customers, partners, vendors, or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities and securities of certain other companies. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 8.0.

1.3This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Chief Executive Officer or their designee.
2.0Definitions
2.1Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Company Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies we do business with.
2.2Material. Information is generally considered “Material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that Material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be Material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is Material.
Examples of Material information may include, but are not limited to:
•earnings results, estimates and guidance on earnings, confirmations of or changes to previously released earnings results, estimates or guidance, or other performance related measures or metrics;
•mergers, acquisitions or divestiture proposals or agreements;
•investments, joint ventures, strategic alliances or changes in assets;
•financings and other events regarding the Company’s debt instruments and debt or equity securities (e.g., defaults, calls of securities for redemption, refinancings, amendments, share repurchase plans, share splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
•acquisition of, refinancing or repayment of significant debts or defaults on debt;
•significant developments regarding lines of business, products or technology, significant intellectual property, relations with regulators, partnerships, and consortiums, including the acquisition or loss of an important piece of intellectual property, customer, contract or relationship;
•changes in control or in senior management;
•significant transactions in the Company’s securities by its equityholders;

•a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure and cybersecurity and privacy incidents or events;
•significant changes in compensation policy;
•significant write-offs;
•changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report;
•significant pending or threatened litigation or governmental investigations, or significant developments with respect to litigation or governmental investigations; and
•layoffs, furloughs, bankruptcy, corporate restructuring or receivership.
Information that something is likely to happen or even just that it may happen can be Material. Courts often resolve close cases in favor of finding the information Material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the rules and regulations of the Securities and Exchange Commission (“SEC”) provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were unrelated to the information.
Before determining whether specific information may be deemed Material, please contact the Chief Executive Officer or their designee.
2.3Non-Public Information. For the purpose of this Policy, all Company information is “Non-Public Information” until three criteria have been satisfied:
First, the information must have been widely disseminated by the Company. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in (i) a press release distributed through a widely disseminated news or wire service; (ii) a publicly available filing made with the SEC; or (iii) another comparable manner.
Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the Nasdaq Stock Market (“Nasdaq”) after the information has been publicly disclosed. For example, if the Company announces Material Non-Public Information before trading begins on Thursday, then you may execute a transaction in securities of the Company on Friday; if the Company announces Material Non-Public Information after trading ends on Thursday, then you may execute a transaction in securities of the Company on Monday. In addition, as discussed further below, even if you are not aware of any Material Non-Public Information, certain Insiders may only trade Company securities during specific Window Periods.
2.4Restricted Persons: The term “Restricted Persons” means Permanent Restricted Persons and Other Restricted Persons, as those terms are defined in Section 6.0.
2.5Executive Officer: The term “Executive Officer” shall mean the Company’s principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function

(such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries, as applicable, shall be deemed executive officers of the Company if they perform such policy-making functions for the Company.
2.6Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes shares, options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options) or other similar instruments.
2.7Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of options granted under the Company’s equity plans, sales of shares acquired upon the exercise of options and trades made under an employee benefit plan.
3.0Statement of Policy
3.1General – Coincheck Group N.V. No Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It is the responsibility of the Insider to be certain that he or she does not have Material Non-Public Information when determining to trade. For certain limited exceptions from prohibitions of trading imposed by this Policy, see Section 5.0 below.
3.2General – Other Companies. No Insider may trade securities of another company (a) with which the Company does business, such as the Company’s vendors, customers, partners and suppliers, or (b) that is involved in a potential transaction or business relationship with Company, until the information becomes public or is no longer material, when the Insider has, in the course of working for the Company, learned of Material Non-Public Information about such company.
3.3Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
3.4Public Comment. No Insider who receives or has access to the Company’s Material Non-Public Information may comment on share price movements or rumors of other corporate developments (including discussions on social media, blogs or online comment forums) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s policies and procedures on communications, which prohibits selective disclosure of Material Non-Public Information to market participants by persons acting on behalf of the Company. If you comment on corporate developments, share price movements or rumors, or disclose Material Non-Public Information to a third party, you must immediately contact the Chief Executive Officer or their designee.
3.5Media/Analyst Inquiries. In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should follow the Company’s external communications policy and refer such inquiries, without comment, to the Chief Executive Officer or their designee.
3.6Window Periods. Even if you are not aware of any Material Non-Public Information, certain Insiders may only trade in the Company’s securities during the four “Window Periods” (as defined below) that occur each fiscal year or in connection with an SEC-registered underwritten secondary offering of the Company and Restricted Persons must also receive pre-approval prior to any transaction involving the Company’s securities. See Section 6.0.

3.7The Company. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of Material Non-Public Information relating to the Company or its securities.
3.8Policy Effective Time. An Insider who is aware of Material Non-Public Information when they cease to be an Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section 6.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 6.3. If you have specific questions regarding this Policy, what may constitute Material Non-Public Information or applicable law, please contact the Chief Executive Officer or their designee.
4.0Other Prohibited Transactions
4.1No Short Sales, Hedging or Speculative Transactions. No Insider, whether or not they possess Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling shares that are not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. In addition, no Company Personnel may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
4.2No Margin Accounts or Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged shares as collateral.
Therefore, no Insiders, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan without first obtaining pre-clearance. Request for approval must be submitted to the Chief Executive Officer or their designee at least two business days prior to the execution of the documents evidencing the proposed pledge. The Chief Executive Officer or their designee is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
4.3Managed Accounts. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you must advise your broker or investment advisor not to trade in Company securities at any time.
5.0Certain Limited Exceptions
The prohibition on trading in the Company’s securities set forth in Section 3.0 above does not apply to:

•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime);
•the exercise of options to buy and hold the Company’s shares (and not sell) (including any net settled option exercise to buy and hold) under the Company’s equity incentive plans; however, the sale of any such shares acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy;
•the withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares underlying restricted share units or shares subject to an option, in each case to satisfy tax withholding requirements;
•the execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company (see Section 7.0);
•sales of the Company’s securities as a selling shareholder in a registered public offering in accordance with applicable securities laws;
•to the extent the Company offers its securities as an investment option in an employee share purchase plan, the purchase of shares through the Company’s employee share purchase plan; however, elections to participate in such plan, the sale of any such shares and changing instructions regarding the level of withholding contributions which are used to purchase shares is subject to this Policy; and
•To the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of shares through the DRIP resulting from reinvestment of dividends paid on the Company’s securities; however, (i) a voluntary purchase of the Company’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Company’s securities purchased pursuant to the DRIP, are subject to this Policy.
6.0Pre-clearance of Trades and Other Procedures
6.1Permanent Restricted Persons. The following are “Permanent Restricted Persons”:
•Directors
•Executive Officers;
•employees of Monex and Coincheck, Inc. that have access to information of, or otherwise provide services to, the Company (that are specifically designated by the Company); and
•any person who lives in the household whether or not a family member, and any of their family members who do not live in their household but whose transactions in Company securities they direct, influence, or control (e.g., parents or children who consult with Company Personnel before they trade in Company securities), and trusts, corporations and other entities controlled by any of such persons.
Restricted Persons must obtain the advance approval of the Chief Executive Officer or their designee, in accordance with Section 6.3 before effecting trades of, or engaging in other transactions in, the Company’s securities, including, but not limited to, any purchase or sale, any exercise of an option (whether cashless or otherwise), gifts, loans, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which they exercise control or one in which they have a beneficial interest.

6.2Other Restricted Persons. From time to time, the Company will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 6.3 if the Company believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons include members of the business development, finance, legal, corporate development, and strategy departments and their households (including any person who lives in the household whether or not a family member), and any of their family members who do not live in their household but whose transactions in Company securities they direct, influence, or control (e.g., parents or children who consult with Company Personnel before they trade in Company securities), and trusts, corporations and other entities controlled by any of such persons. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 6.3 and the Window Period restrictions set forth in Section 6.4. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the pre-clearance requirements set forth in Section 6.3 unless otherwise notified by the Chief Executive Officer or their designee.
6.3Pre-Clearance Procedures. Subject to Section 7.0, Restricted Persons must submit a request for pre-clearance to the Chief Executive Officer or their designee, at least two business days in advance of the proposed transaction (including for using shares as collateral for a loan) and by completing the attached “Request for Approval” form. Approval must be in writing, dated and signed, specifying the securities involved. Approval for transactions will generally be granted only during a Window Period (described in Section 6.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within three business days from the date of approval, provided that notwithstanding receipt of pre-clearance, you may not trade in Company securities if you subsequently become aware of Material Non-Public Information prior to effecting the transaction. Unless otherwise notified by the Company, Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
6.4Window Periods. The Company has established four “windows” of time during the fiscal year (“Window Periods”) during which Request for Approval forms may be approved and trading may be performed by Restricted Persons. Each Window Period begins after one full trading session on the Nasdaq has been completed after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. Assuming the Nasdaq is open each day, the following indicates when such persons may trade after the Company’s public news release of its quarterly or annual earnings for the prior fiscal quarter or year:
Announcement on Tuesday First Day of Trading
Before market opens Wednesday
While market is open Thursday
After market closes Thursday
That same Window Period will generally close at the close of business on the last trading day that is two weeks prior to the end of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 5.0 above, Restricted Persons may not trade in any of the Company’s securities at least until the start of the next Window Period. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Chief Executive Officer or their designee, whenever you are in doubt.
6.5Special Blackouts. From time to time, the Company may require that directors, officers, selected employees and/or others be prohibited from trading in the Company’s securities, including during a Window Period, regardless of any other provision of this Policy because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then an Executive Officer or a member of the Legal Department will notify you when the blackout begins and when it ends. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals. Although these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, incident or event, they may be declared for any reason.
6.6Notification of Window Periods. In order to assist you in complying with this Policy, the Company will endeavor to deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period has opened and when the Window Period closes. The Company’s delivery or nondelivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.
6.7Hardship Exemptions. Those subject to the Window Periods or a special blackout pursuant to Section 6.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Executive Chairperson or their designee and will be subject to applicable law.
7.010b5-1 and Other Trading Plans
7.110b5-1 Trading Plans. SEC Rule 10b5-1 provides generally that a purchase or sale is “on the basis” of Material Non-Public Information if the person engaging in the transaction is aware of the Material Non-Public Information when the person makes the purchase or sale.
7.2A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into, or amend, these plans at any time when in possession of Material Non-Public Information and, in addition, Restricted Persons cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
The 10b5-1 trading plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules and the person who entered into such plan must act in good faith with respect to the plan. In some circumstances, terminating a 10b5-1 trading plan that is in place could call into question whether it was entered into in good faith.
7.3The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. 10b5-1 Plans must comply with the conditions and limitations set forth in Rule 10b5-1 of the Exchange Act including, but not limited to, the length of time between plan commencement and the first trade thereunder (i.e., “cooling-off periods”), certification requirements and restrictions on overlapping plans, as applicable. The Company recommends that you consult your legal advisor before entering into a 10b5-1 trading plan.
7.4Any proposed trading plan or arrangement by Insiders, including 10b5-1 trading plans, must be pre-approved by the Chief Executive Officer or their designee, prior to establishing, amending or terminating such plan (and such request shall be submitted at least five business days in advance of the proposed effective date). The Company reserves the right to withhold approval of the adoption, amendment or termination of any such trading plan that the Company determines is not consistent with the rules regarding such plans. No Insider will be permitted to adopt a Rule 10b5-1 trading plan if such Insider has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any approval of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
7.5If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales on dates occurring shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Company if the SEC or Nasdaq were to investigate your trades.
7.6For Insiders, any modification or termination of a pre-approved 10b5-1 or other trading plan requires pre-clearance by the Chief Executive Officer or their designee. In addition, any modification of a pre-approved 10b5-1 or other trading plan must occur when you are not aware of any Material Non-Public Information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period.
7.7Transactions effected pursuant to a pre-cleared 10b5-1 or other trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
8.0Potential Criminal and Civil Liability and/or Disciplinary Action
8.1Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any special blackout periods, or with pre-clearance, should not be considered a “safe harbor.” We remind you that, at no time, whether or not during a Window Period and whether or not you have obtained approval, may you trade securities while in possession of Material Non-Public Information.
You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that if you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company, then you do so from the perspective of a long term investor who would like to participate over time in the Company’s or such other company’s earnings growth and with the knowledge that you may be prohibited from disposing of such securities in the future.
8.2Controlling Persons. Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those whom they supervise understand and comply with the requirements set forth in this Policy.
8.3Potential Sanctions.

(i)Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause or termination of other service relationship, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
8.4Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Chief Executive Officer or their designee, who shall consult with counsel as necessary. Any violation or perceived violation should be reported immediately to the Chief Executive Officer or their designee. Anonymous reporting of violations or perceived violations may be made through the Company’s Ethics and Compliance Hotline.
9.0Broker Requirements for Directors and Executive Officers
A knowledgeable, alert broker can serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate compliance by Directors and Executive Officers, brokers of Directors and Executive Officers must comply with the following requirements:
•not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that the transaction was pre-cleared under Section 6.3 and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
•to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Executive Officer or their designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers, and all transactions under 10b5-1 and other trading plans.
Because it is the legal obligation of the trading person to cause any filings on Form 144 (or as may otherwise be required), to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.
10.0Confidentiality
No Company Personnel should disclose any Non-Public Information to non-Company Personnel (including to family members that are non-Company Personnel), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with vendors, suppliers or customers or when such persons are subject to contractual confidentiality restrictions). When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Non-Public

Information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information or otherwise accessible by persons not entitled to the information, and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the Chief Executive Officer or their respective designee.
Neither this Policy nor any other agreement with the Company or policy of the Company, shall be deemed to prohibit any current or former director, officer, or employee of the Company from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity, concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit the right of any current or former director, officer, or employee to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the Company and any current or former director, officer, or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company.
11.0Legal Effect of this Policy
The Company’s Policy with respect to securities trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
Adopted by the Board of Directors
Effective Date: February 10, 2025